Exhibit 99.1

Radian Announces Fourth Quarter and Full Year 2021 Financial Results

-- Fourth quarter GAAP net income of $193 million, or $1.07 per diluted share, and full year GAAP net income of $601 million, or $3.16 per diluted share --
-- MI New Insurance Written of $92 billion for 2021; second highest annual volume in Company's history --
-- homegenius revenues increase 45% in 2021 to $149 million --
-- Provision for losses of $(46.2) million in the fourth quarter of 2021 favorably impacted by positive development on prior period defaults --
-- Book value per share grows 9% year-over-year to $24.28 --
-- Company purchases 17.8 million shares or $399.1 million of Radian Group common stock during 2021 --

WAYNE, Pa.--(BUSINESS WIRE)--February 22, 2022--Radian Group Inc. (NYSE: RDN) today reported net income for the quarter ended December 31, 2021, of $193.4 million, or $1.07 per diluted share. This compares with net income for the quarter ended December 31, 2020, of $148.0 million, or $0.76 per diluted share.

Net income for the full year 2021 was $600.7 million, or $3.16 per diluted share. This compares with net income for the full year 2020 of $393.6 million, or $2.00 per diluted share.

Key Financial Highlights (dollars in millions, except per-share amounts)

	Quarter ended			Year ended
	December 31, 2021	September 30, 2021	December 31, 2020	December 31, 2021	December 31, 2020
Net income (1)	$193.4	$126.4	$148.0	$600.7	$393.6
Diluted net income per share	$1.07	$0.67	$0.76	$3.16	$2.00
Consolidated pretax income	$246.5	$161.6	$179.2	$764.8	$479.4
Adjusted pretax operating income (2)	$245.1	$160.6	$171.0	$757.7	$432.1
Adjusted diluted net operating income per share (2)(3)	$1.07	$0.67	$0.69	$3.15	$1.74
Return on equity (1)(4)	18.2%	11.8%	14.1%	14.1%	9.4%
Adjusted net operating return on equity (2)(3)	18.2%	11.8%	12.9%	14.0%	8.2%
New Insurance Written (NIW) - mortgage insurance	$23,710	$26,558	$29,781	$91,830	$105,024
Net premiums earned - mortgage insurance (5)	$249.7	$236.9	$286.8	$998.3	$1,092.8
New defaults (6)	9,342	8,132	14,552	37,470	108,025
Provision for losses - mortgage insurance	($46.6)	$16.8	$56.3	$19.4	$483.3
homegenius revenues	$44.7	$45.1	$23.6	$149.1	$102.4

	Quarter ended
	December 31, 2021	September 30, 2021	December 31, 2020
Book value per share (7)	$24.28	$23.48	$22.36
PMIERs Available Assets (8)	$5,406	$5,262	$4,700
PMIERs excess Available Assets (9)	$2,077	$1,741	$1,338
Total Holding Company Liquidity (10)	$880	$1,036	$1,371
Total investments	$6,514	$6,658	$6,788
Primary mortgage insurance in force	$245,972	$241,575	$246,144
Percentage of primary loans in default (11)	2.9%	3.4%	5.2%
Mortgage insurance loss reserves	$823	$888	$844

(1)

Net income for the fourth quarter, third quarter and full year of 2021 includes a pretax net gain on investments and other financial instruments of $3.0 million, $2.1 million and $15.6 million, respectively, compared with a pretax net gain on investments and other financial instruments of $17.4 million and $60.3 million for the fourth quarter and full year of 2020, respectively.

(2)

Adjusted results, including adjusted pretax operating income, adjusted diluted net operating income per share and adjusted net operating return on equity, are non-GAAP financial measures. For definitions and reconciliations of these measures to the comparable GAAP measures, see Exhibits F and G.

(3)	Calculated using the company’s statutory tax rate of 21 percent.
(4)	Calculated by dividing annualized net income by average stockholders' equity, based on the average of the beginning and ending balances for each period presented.
(5)

The fourth quarter of 2020 includes an increase to premiums earned of $11.3 million, related to changes in present value estimates for initial premiums on monthly policies that are deferred and not collected until cancellation. The impact of changes in these estimates in other periods is not material.

(6)	Represents the number of new defaults reported during the period on loans related to primary mortgage insurance policies.
(7)	Book value per share includes accumulated other comprehensive income (loss) of $0.68 as of December 31, 2021, $0.84 as of September 30, 2021 and $1.38 as of December 31, 2020.
(8)	Represents Radian Guaranty’s Available Assets, calculated in accordance with the Private Mortgage Insurer Eligibility Requirements (PMIERs) financial requirements in effect for each date shown.
(9)	Represents Radian Guaranty’s excess or "cushion" of Available Assets over its Minimum Required Assets, calculated in accordance with the PMIERs financial requirements in effect for each date shown.
(10)	Represents Radian Group's total liquidity, including available capacity under its unsecured revolving credit facility.
(11)	Represents the number of primary loans in default as a percentage of the total number of insured primary loans.

Adjusted pretax operating income for the quarter ended December 31, 2021, was $245.1 million, or $1.07 per diluted share. This compares with adjusted pretax operating income for the quarter ended December 31, 2020, of $171.0 million, or $0.69 per diluted share.

Adjusted pretax operating income for the full year 2021 was $757.7 million, or $3.15 per diluted share. This compares to adjusted pretax operating income for the full year 2020 of $432.1 million, or $1.74 per diluted share.

Book value as of December 31, 2021 was $4.3 billion, relatively flat compared to December 31, 2020. Book value per share at December 31, 2021, was $24.28, an increase of 9 percent compared to $22.36 at December 31, 2020. Partially offsetting the increase in book value per share in 2021 is: (i) a decrease of $0.75 per share due to unrealized losses in our available for sale securities, recorded in accumulated other comprehensive income and (ii) a $0.54 per share impact of dividends and dividend equivalents.

“Our excellent results for 2021 reflect strong growth in the housing and real estate markets; continued demand for our products and services; and the commitment of our talented team,” said Radian’s Chief Executive Officer Rick Thornberry. “For the full year, we reported net income of more than $600 million; grew book value per share by 9%; wrote the second-highest level of new mortgage insurance business in Radian’s history; and increased homegenius revenue by 45%. Also in 2021, we continued to prudently manage our capital and returned more than $500 million to stockholders through a combination of dividends and stock repurchases.”

Thornberry added, “We are pleased with our business momentum in 2022. We increased our quarterly dividend this month, which provides the highest dividend yield in the private MI industry, and we announced a new $400 million share repurchase authorization. Our team is focused on our mission of ensuring affordable, sustainable and equitable homeownership; and utilizing data, analytics and technology to help our customers succeed in a fast-moving, digital market.”

FOURTH QUARTER HIGHLIGHTS

  NIW was $23.7 billion in the fourth quarter of 2021, compared to $26.6 billion in the third quarter of 2021, and $29.8 billion in the fourth quarter of 2020. NIW was $91.8 billion for the full year 2021, compared to $105.0 billion for the prior year.
    Of the $23.7 billion in NIW in the fourth quarter of 2021, 93.5 percent was written with monthly and other recurring premiums, compared to 93.8 percent in the third quarter of 2021, and 91.4 percent in the fourth quarter of 2020.
    Refinances accounted for 8.9 percent of total NIW in the fourth quarter of 2021, compared to 10.2 percent in the third quarter of 2021, and 35.4 percent in the fourth quarter of 2020.
  Total primary mortgage insurance in force as of December 31, 2021, increased to $246.0 billion, an increase of 1.8 percent compared to $241.6 billion as of September 30, 2021, and a decrease of 0.1 percent compared to $246.1 billion as of December 31, 2020. The year-over-year change reflects a 5.8 percent increase in monthly premium policy insurance in force and a 21.1 percent decline in single premium policy insurance in force.
    Persistency, which is the percentage of mortgage insurance that remains in force after a twelve-month period, was 64.3 percent for the twelve months ended December 31, 2021, compared to 60.8 percent for the twelve months ended September 30, 2021, and 61.2 percent for the twelve months ended December 31, 2020.
    Annualized persistency for the three months ended December 31, 2021, was 71.7 percent, compared to 67.5 percent for the three months ended September 30, 2021, and 60.4 percent for the three months ended December 31, 2020.
  Net mortgage insurance premiums earned were $249.7 million for the quarter ended December 31, 2021, compared to $236.9 million for the quarter ended September 30, 2021, and $286.8 million for the quarter ended December 31, 2020. Net mortgage insurance premiums earned were $998.3 million for the year ended December 31, 2021, compared to $1.1 billion for the year ended December 31, 2020.
    Mortgage insurance in force portfolio premium yield was 41.0 basis points in the fourth quarter of 2021. This compares to 40.3 basis points in the third quarter of 2021, and 44.6 basis points in the fourth quarter of 2020, or 42.8 basis points excluding the impact of the fourth quarter 2020 premium adjustment described below
    The impact of single premium policy cancellations before consideration of reinsurance represented 3.4 basis points of direct premium yield in the fourth quarter of 2021, 4.3 basis points in the third quarter of 2021, and 8.7 basis points in the fourth quarter of 2020.
    Total net mortgage insurance premium yield, which includes the impact of ceded premiums and accrued profit commission, was 41.0 basis points in the fourth quarter of 2021. This compares to 39.6 basis points in the third quarter of 2021, and 46.7 basis points in the fourth quarter of 2020, or 44.8 basis points excluding the impact of the fourth quarter 2020 premium adjustment described below.
    The fourth quarter of 2020 includes an increase to premiums earned of $11.3 million related to changes in present value estimates for initial premiums on monthly policies that are deferred and not collected until cancellation.
    Additional details regarding premiums earned may be found in Exhibit D.
  The mortgage insurance provision for losses was a benefit of $46.6 million in the fourth quarter of 2021, compared to provisions of $16.8 million in the third quarter of 2021, and $56.3 million in the fourth quarter of 2020. The mortgage insurance provision for losses was $19.4 million for the year ended December 31, 2021, compared to $483.3 million for the year ended December 31, 2020.
    The decrease in the fourth quarter of 2021 compared to both the third quarter of 2021 and the fourth quarter of 2020 was primarily related to more favorable development on prior period reserves, as compared to the third quarter of 2021 and fourth quarter of 2020. All periods were impacted by more favorable trends in cures than originally estimated. The decrease for the full year 2021 compared to the full year 2020 was driven primarily by a significant decrease in primary new default notices related to the effects of the COVID-19 pandemic, as well as a decrease in the default to claim rate applied to those defaults.
    The number of primary delinquent loans was 29,061 as of December 31, 2021, compared to 33,795 as of September 30, 2021, and 55,537 as of December 31, 2020.
    The loss ratio in the fourth quarter of 2021 was (18.6) percent, compared to 7.1 percent in the third quarter of 2021, and 19.6 percent in the fourth quarter of 2020.
    Total mortgage insurance claims paid were $10.4 million in the fourth quarter of 2021, compared to $10.2 million in the third quarter of 2021, and $40.6 million in the fourth quarter of 2020. Excluding the impact of commutations and settlements, claims paid were $3.8 million in the fourth quarter of 2021, compared to $6.3 million in the third quarter of 2021, and $8.4 million in the fourth quarter of 2020. For the full year 2021, total net claims paid were $35.3 million, compared to $97.6 million for the full year 2020.
  Radian's homegenius segment offers an array of title, real estate and technology products and services to consumers, mortgage lenders, mortgage and real estate investors, GSEs, real estate brokers and agents.
    Total homegenius segment revenues for the fourth quarter of 2021 were $44.7 million, compared to $45.1 million for the third quarter of 2021, and $23.6 million for the fourth quarter of 2020. Total homegenius segment revenues for the full year of 2021 were $149.1 million, compared to $102.4 million for the full year of 2020.
    The 45.5 percent increase in revenues in the year 2021 compared to the year 2020 was primarily driven by a 72.6 percent increase in our title business and a 26.1 percent increase in our real estate services businesses.
  homegenius Profitability Metrics
    Adjusted pretax operating loss, our primary segment measure of profitability for the homegenius segment, for the quarter ended December 31, 2021 was $2.1 million, compared to $5.6 million for the quarter ended September 30, 2021, and $11.1 million for the quarter ended December 31, 2020. Adjusted pretax operating loss for the full year 2021 was $27.3 million, compared to $23.2 million for the full year 2020.
    Adjusted pretax operating income before allocated corporate operating expenses for the homegenius segment for the quarter ended December 31, 2021 was $2.7 million, compared to a loss of $0.6 million for the quarter ended September 30, 2021, and a loss of $7.8 million for the quarter ended December 31, 2020. Adjusted pretax operating loss before allocated corporate operating expenses for the homegenius segment for the full year 2021 was $8.8 million, compared to $10.4 million for the full year 2020.
    Adjusted gross profit for the homegenius segment for the quarter ended December 31, 2021 was $19.7 million, compared to $17.9 million for the quarter ended September 30, 2021, and $7.5 million for the quarter ended December 31, 2020. Adjusted gross profit for the homegenius segment for the full year 2021 was $57.8 million, compared to $39.0 million for the full year 2020. Additional details regarding the homegenius results and related non-GAAP measures may be found in Exhibits F and G.
  Other operating expenses were $80.5 million in the fourth quarter of 2021, compared to $86.5 million in the third quarter of 2021, and $81.6 million in the fourth quarter of 2020. Other operating expenses were $323.7 million for the full year 2021, compared to $280.7 million for the full year 2020.
    The increase for the full year of 2021 compared to the full year of 2020 was driven primarily by an increase in incentive compensation expense and a decrease in ceding commissions. Additional details regarding other operating expenses by segment may be found in Exhibit E.

CAPITAL AND LIQUIDITY UPDATE

Radian Group

  As of December 31, 2021, Radian Group maintained $604.9 million of available liquidity. Total liquidity, which includes the company’s $275.0 million unsecured revolving credit facility, was $879.9 million as of December 31, 2021.
  During the fourth quarter of 2021, the company repurchased 6.4 million shares of Radian Group common stock at a total cost of $142.1 million, including commissions. For the full year 2021, the company repurchased 17.8 million shares of Radian Group common stock at a total cost of $399.1 million, including commissions.
  On November 10, 2021, Radian Group’s board of directors authorized a regular quarterly dividend on its common stock in the amount of $0.14 per share and the dividend was paid on December 3, 2021.

Radian Guaranty

  As previously announced, in November 2021, Radian Guaranty entered into its sixth fully collateralized mortgage insurance-linked note (ILN) reinsurance transaction in which the company obtained $484.1 million of credit-risk protection from Eagle Re 2021-2 Ltd. (Eagle Re), covering an existing portfolio of mortgage insurance policies written predominantly from January 1, 2021 through and including July 31, 2021. Eagle Re financed the coverage through the issuance of ILNs to eligible capital markets investors of $484.1 million aggregate principal amount of 12.5-year mortgage insurance-linked notes, in an unregistered private offering. Eagle Re is a special purpose insurer domiciled in Bermuda and is not a subsidiary or affiliate of Radian Guaranty. Radian Guaranty's related PMIERs credit under this ILN transaction is determined by the GSE's.
  At December 31, 2021, Radian Guaranty’s Available Assets under PMIERs totaled approximately $5.4 billion, resulting in excess available resources or a “cushion” of $2.1 billion, or 62 percent, over its Minimum Required Assets.
  As of December 31, 2021, 73 percent of Radian Guaranty's primary mortgage insurance risk in force is subject to some form of risk distribution, providing a $1.3 billion reduction of Minimum Required Assets under PMIERs.

RECENT EVENTS

  As previously announced on February 9, 2022, Radian Group’s Board of Directors authorized the following strategic capital actions based on the company's strong financial position and capital flexibility:
    A quarterly dividend of $0.20 per share, representing an increase of 43 percent from the previous quarterly dividend of $0.14 per share paid on December 3, 2021. The dividend is payable on March 3, 2022, to stockholders of record as of February 21, 2022.
    A new $400 million share repurchase authorization. The shares may be purchased in the open market or in privately negotiated transactions. Radian plans to utilize a value-based Rule 10b5-1 plan to execute the new authorization which, once implemented, would permit the company to purchase shares, at pre-determined price targets, when it may otherwise be precluded from doing so. The authorization will expire in February 2024.

CONFERENCE CALL

Radian will discuss fourth quarter and year-end 2021 financial results in a conference call tomorrow, Wednesday, February 23, 2022, at 10:00 a.m. Eastern standard time. The conference call will be broadcast live over the Internet at https://radian.com/who-we-are/for-investors/webcasts or at www.radian.com. The call may also be accessed by dialing 800.447.0521 inside the U.S., or 847.413.3238 for international callers, using passcode 50275325 by referencing Radian.

A digital replay of the webcast will be available on the Radian website approximately two hours after the live broadcast ends for a period of two weeks at https://radian.com/who-we-are/for-investors/webcasts using passcode 50275325.

In addition to the information provided in the company's earnings news release, other statistical and financial information, which is expected to be referred to during the conference call, will be available on Radian's website at www.radian.com, under Investors.

NON-GAAP FINANCIAL MEASURES

Radian believes that adjusted pretax operating income (loss), adjusted diluted net operating income (loss) per share and adjusted net operating return on equity (non-GAAP measures) facilitate evaluation of the company’s fundamental financial performance and provide relevant and meaningful information to investors about the ongoing operating results of the company. On a consolidated basis, these measures are not recognized in accordance with accounting principles generally accepted in the United States of America (GAAP) and should not be considered in isolation or viewed as substitutes for GAAP measures of performance. The measures described below have been established in order to increase transparency for the purpose of evaluating the company’s operating trends and enabling more meaningful comparisons with Radian’s competitors.

Adjusted pretax operating income (loss) is defined as GAAP consolidated pretax income (loss) excluding the effects of: (i) net gains (losses) on investments and other financial instruments, except for certain investments attributable to our reportable segments; (ii) loss on extinguishment of debt; (iii) amortization and impairment of goodwill and other acquired intangible assets; and (iv) impairment of other long-lived assets and other non-operating items, such as impairment of internal-use software, gains (losses) from the sale of lines of business and acquisition-related income and expenses. Adjusted diluted net operating income (loss) per share is calculated by dividing (i) adjusted pretax operating income (loss) attributable to common stockholders, net of taxes computed using the company’s statutory tax rate, by (ii) the sum of the weighted average number of common shares outstanding and all dilutive potential common shares outstanding. Adjusted net operating return on equity is calculated by dividing annualized adjusted pretax operating income (loss), net of taxes computed using the company's statutory tax rate, by average stockholders' equity, based on the average of the beginning and ending balances for each period presented.

In addition to the above non-GAAP measures for the consolidated company, we also have presented as supplemental information non-GAAP measures for our homegenius segment of adjusted pretax operating income (loss) before allocated corporate operating expenses and adjusted gross profit. Adjusted pretax operating income (loss) before allocated corporate operating expenses is calculated as adjusted pretax operating income (loss) as described above (which is the segment's ASC 280 GAAP measure of operating performance), adjusted to remove the impact of corporate allocations of other operating expenses for the homegenius segment. Adjusted gross profit is further adjusted to remove other operating expenses. In addition, homegenius adjusted pretax operating margin before allocated corporate operating expenses and homegenius adjusted gross profit margin are calculated by dividing homegenius adjusted pretax operating margin before allocated corporate operating expenses and homegenius adjusted gross profit, respectively, by GAAP total revenue for the homegenius segment. For the homegenius segment, adjusted pretax operating income (loss) before allocated corporate operating expenses, adjusted gross profit, and the related homegenius profit margins are used to facilitate comparisons with other services companies, since they are widely accepted measures of performance in the services industry and are used internally as supplemental measures to evaluate the performance of our homegenius segment.

See Exhibit F or Radian’s website for a description of these items, as well as Exhibit G for reconciliations to the most comparable consolidated GAAP measures.

ABOUT RADIAN

Radian Group Inc. (NYSE: RDN) is ensuring the American dream of homeownership responsibly and sustainably through products and services that include industry-leading mortgage insurance and a comprehensive suite of mortgage, risk, title, real estate and technology products and services. We are powered by technology, informed by data and driven to deliver new and better ways to transact and manage risk. Visit www.radian.com to learn more about how Radian is shaping the future of mortgage and real estate services.

FINANCIAL RESULTS AND SUPPLEMENTAL INFORMATION CONTENTS (Unaudited)

Exhibit A:	Condensed Consolidated Statements of Operations Trend Schedule
Exhibit B:	Net Income Per Share Trend Schedule
Exhibit C:	Condensed Consolidated Balance Sheets
Exhibit D:	Net Premiums Earned
Exhibit E:	Segment Information
Exhibit F:	Definition of Consolidated Non-GAAP Financial Measures
Exhibit G:	Consolidated Non-GAAP Financial Measure Reconciliations
Exhibit H:	Mortgage Supplemental Information
New Insurance Written
Exhibit I:	Mortgage Supplemental Information
Primary Insurance in Force and Risk in Force
Exhibit J:	Mortgage Supplemental Information
Claims and Reserves
Exhibit K:	Mortgage Supplemental Information
Default Statistics
Exhibit L:	Mortgage Supplemental Information
Reinsurance Programs

Radian Group Inc. and Subsidiaries
Condensed Consolidated Statements of Operations Trend Schedule
Exhibit A (page 1 of 2)

	2021				2020
(In thousands, except per-share amounts)	Qtr 4	Qtr 3	Qtr 2	Qtr 1	Qtr 4

Revenues:
Net premiums earned	$261,437	$249,118	$254,756	$271,872	$302,140	(1)
Services revenue	35,693	37,773	29,464	22,895	11,440	(1)
Net investment income	37,407	35,960	36,291	38,251	38,115
Net gains (losses) on investments and other financial instruments	3,025	2,098	15,661	(5,181)	17,376
Other income	805	809	822	976	790
Total revenues	338,367	325,758	336,994	328,813	369,861

Expenses:
Provision for losses	(46,219)	17,305	3,648	46,143	56,664
Policy acquisition costs	7,271	7,924	4,838	8,996	7,395
Cost of services	28,333	30,520	24,615	20,246	21,600
Other operating expenses	80,476	86,479	86,469	70,262	81,641
Interest expense	21,137	21,027	21,065	21,115	21,169
Amortization and impairment of other acquired intangible assets	863	862	863	862	2,225
Total expenses	91,861	164,117	141,498	167,624	190,694

Pretax income	246,506	161,641	195,496	161,189	179,167
Income tax provision	53,061	35,229	40,290	35,581	31,154
Net income	$193,445	$126,412	$155,206	$125,608	$148,013

Diluted net income per share	$1.07	$0.67	$0.80	$0.64	$0.76
(1)

Includes the impact of a line item reclassification recorded in the fourth quarter to correct earlier periods in 2020, which increased net premiums earned and decreased services revenue by $7.8 million each. See Exhibit E for additional detail by period related to this out-of-period adjustment reflected in our All Other results.

Selected Mortgage Key Ratios

	2021					2020
	Qtr 4		Qtr 3	Qtr 2	Qtr 1	Qtr 4
Loss ratio (1)	(18.6	) %	7.1%	1.3%	17.3%	19.6%
Expense ratio (2)	25.6%		28.6%	25.4%	21.9%	20.6%
(1)	Calculated as provision for losses on a GAAP basis expressed as a percentage of net premiums earned.
(2)

Calculated as operating expenses (which include policy acquisition costs and other operating expenses, as well as allocated corporate operating expenses) on a GAAP basis expressed as a percentage of net premiums earned.

Radian Group Inc. and Subsidiaries
Condensed Consolidated Statements of Operations
Exhibit A (page 2 of 2)

	Year Ended December 31,
(In thousands, except per-share amounts)	2021	2020

Revenues:
Net premiums earned	$1,037,183	$1,115,321
Services revenue	125,825	105,385
Net investment income	147,909	154,037
Net gains (losses) on investments and other financial instruments	15,603	60,277
Other income	3,412	3,597
Total revenues	1,329,932	1,438,617

Expenses:
Provision for losses	20,877	485,117
Policy acquisition costs	29,029	30,989
Cost of services	103,714	86,066
Other operating expenses	323,686	280,710
Interest expense	84,344	71,150
Amortization and impairment of other acquired intangible assets	3,450	5,144
Total expenses	565,100	959,176

Pretax income	764,832	479,441
Income tax provision	164,161	85,815
Net income	$600,671	$393,626

Diluted net income per share	$3.16	$2.00
Selected Mortgage Key Ratios

	Year Ended December 31,
	2021	2020
Loss ratio (1)	1.9%	44.2%
Expense ratio (2)	25.3%	21.0%
(1)	Calculated as provision for losses on a GAAP basis expressed as a percentage of net premiums earned.
(2)

Calculated as operating expenses (which include policy acquisition costs and other operating expenses, as well as allocated corporate operating expenses) on a GAAP basis expressed as a percentage of net premiums earned.

Radian Group Inc. and Subsidiaries
Net Income Per Share Trend Schedule
Exhibit B

The calculation of basic and diluted net income per share was as follows:

	2021				2020
(In thousands, except per-share amounts)	Qtr 4	Qtr 3	Qtr 2	Qtr 1	Qtr 4
Net income —basic and diluted	$193,445	$126,412	$155,206	$125,608	$148,013

Average common shares outstanding—basic	179,500	186,741	193,436	193,439	193,248
Dilutive effect of stock-based compensation arrangements (1)	1,628	1,301	1,202	1,764	1,415
Adjusted average common shares outstanding—diluted	181,128	188,042	194,638	195,203	194,663

Basic net income per share	$1.08	$0.68	$0.80	$0.65	$0.77

Diluted net income per share	$1.07	$0.67	$0.80	$0.64	$0.76
(1)

The following number of shares of our common stock equivalents issued under our share-based compensation arrangements were not included in the calculation of diluted net income (loss) per share because they were anti-dilutive:

	2021				2020
(In thousands)	Qtr 4	Qtr 3	Qtr 2	Qtr 1	Qtr 4
Shares of common stock equivalents	35	—	—	—	324

	Year Ended December 31,
(In thousands, except per-share amounts)	2021	2020
Net income - basic and diluted	$600,671	$393,626

Average common shares outstanding—basic	188,370	195,443
Dilutive effect of stock-based compensation arrangements (1)	1,893	1,199
Adjusted average common shares outstanding—diluted	190,263	196,642

Basic net income per share	$3.19	$2.01

Diluted net income per share	$3.16	$2.00
(1)

The following number of shares of our common stock equivalents issued under our share-based compensation arrangements were not included in the calculation of diluted net income per share because they were anti-dilutive:

	Year Ended December 31,
(In thousands)	2021	2020
Shares of common stock equivalents	28	865

Radian Group Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
Exhibit C

	December 31,	September 30,	June 30,	March 31,	December 31,
(In thousands, except per-share amounts)	2021	2021	2021	2021	2020

Assets:
Investments	$6,513,542	$6,658,487	$6,681,659	$6,671,874	$6,788,442
Cash	151,145	154,709	134,939	102,776	87,915
Restricted cash	1,475	1,866	2,968	20,987	6,231
Accrued investment income	32,812	33,258	32,223	34,841	34,047
Accounts and notes receivable	124,016	166,730	153,128	134,075	121,294
Reinsurance recoverables	67,896	76,048	75,411	76,664	73,202
Deferred policy acquisition costs	16,317	16,823	17,873	15,652	18,305
Property and equipment, net	75,086	74,170	74,288	78,309	80,457
Goodwill and other acquired intangible assets, net	19,593	20,456	21,318	22,181	23,043
Other assets	837,303	839,061	815,261	763,502	715,085
Total assets	$7,839,185	$8,041,608	$8,009,068	$7,920,861	$7,948,021

Liabilities and stockholders’ equity:
Unearned premiums	$329,090	$348,322	$373,031	$406,689	$448,791
Reserve for losses and loss adjustment expense	828,642	893,155	885,498	887,355	848,413
Senior notes	1,409,473	1,408,502	1,407,545	1,406,603	1,405,674
FHLB advances	150,983	172,649	153,983	138,833	176,483
Reinsurance funds withheld	228,078	290,502	285,406	282,345	278,555
Net deferred tax liability	337,509	286,957	266,330	210,571	213,897
Other liabilities	296,614	383,585	303,442	353,173	291,855
Total liabilities	3,580,389	3,783,672	3,675,235	3,685,569	3,663,668

Common stock	194	200	207	210	210
Treasury stock	(920,798)	(920,355)	(920,225)	(910,347)	(910,115)
Additional paid-in capital	1,878,372	2,012,870	2,161,857	2,242,950	2,245,897
Retained earnings	3,180,935	3,012,997	2,913,138	2,785,744	2,684,636
Accumulated other comprehensive income	120,093	152,224	178,856	116,735	263,725
Total stockholders’ equity	4,258,796	4,257,936	4,333,833	4,235,292	4,284,353
Total liabilities and stockholders’ equity	$7,839,185	$8,041,608	$8,009,068	$7,920,861	$7,948,021

Shares outstanding	175,421	181,336	188,290	191,311	191,606

Book value per share	$24.28	$23.48	$23.02	$22.14	$22.36

Debt to capital ratio (1)	24.9%	24.9%	24.5%	24.9%	24.7%
Risk to capital ratio-Radian Guaranty only	11.1:1	11.4:1	11.4:1	11.9:1	12.7:1
(1)	Calculated as senior notes divided by senior notes and stockholders' equity.

Radian Group Inc. and Subsidiaries
Net Premiums Earned
Exhibit D (page 1 of 2)

	2021				2020
(In thousands)	Qtr 4	Qtr 3	Qtr 2	Qtr 1	Qtr 4

Premiums earned:
Direct - Mortgage:
Premiums earned, excluding revenue from cancellations (1)	$248,704	$239,786	$243,077	$256,905	$272,331
Single Premium Policy cancellations	20,530	25,592	31,592	38,510	53,526
Total direct - Mortgage (1)	269,234	265,378	274,669	295,415	325,857

Assumed - Mortgage: (2)	1,470	1,683	1,615	2,298	2,615

Ceded - Mortgage:
Premiums earned, excluding revenue from cancellations	(28,333)	(27,662)	(27,324)	(25,373)	(27,229)
Single Premium Policy cancellations (3)	(5,905)	(7,338)	(9,036)	(11,109)	(15,197)
Profit commission - other (4)	13,199	4,806	7,162	3,433	770
Total ceded premiums - Mortgage (5)	(21,039)	(30,194)	(29,198)	(33,049)	(41,656)
Net premiums earned - Mortgage (1)	249,665	236,867	247,086	264,664	286,816
Net premiums earned - homegenius (6)	11,772	12,251	7,670	7,208	7,572
Net premiums earned - All Other (6)	—	—	—	—	7,752
Net premiums earned (1)	$261,437	$249,118	$254,756	$271,872	$302,140
(1)

The fourth quarter of 2020 includes an increase to premiums earned of $11.3 million related to changes in present value estimates for initial premiums on monthly policies that are deferred and not collected until cancellation. The impact of changes in this estimate in other periods is not material.

(2)	Relates primarily to premiums earned from our participation in certain credit risk transfer programs.
(3)	Includes the impact of related profit commissions.
(4)	The amounts represent the profit commission on the Single Premium QSR Program, excluding the impact of Single Premium Policy cancellations.
(5)	See Exhibit L for additional information on ceded premiums for our various reinsurance programs.
(6)	See Exhibit E for additional information on changes that impacted our reported segment results for the fourth quarter of 2020.

Radian Group Inc. and Subsidiaries
Net Premiums Earned
Exhibit D (page 2 of 2)

	Year Ended December 31,
(In thousands)	2021	2020

Premiums earned:
Direct - Mortgage:
Premiums earned, excluding revenue from cancellations (1)	$988,472	$1,070,335
Single Premium Policy cancellations	116,224	193,349
Total direct - Mortgage (1)	1,104,696	1,263,684

Assumed - Mortgage: (2)	7,066	12,214

Ceded - Mortgage:
Premiums earned, excluding revenue from cancellations	(108,692)	(107,451)
Single Premium Policy cancellations (3)	(33,388)	(55,483)
Profit commission - other (4)	28,600	(20,197)
Total ceded premiums - Mortgage (5)	(113,480)	(183,131)
Net premiums earned - Mortgage	998,282	1,092,767
Net premiums earned - homegenius (6)	38,901	22,554
Net premiums earned	$1,037,183	$1,115,321
(1)

The fourth quarter of 2020 includes an increase to premiums earned of $11.3 million related to changes in present value estimates for initial premiums on monthly policies that are deferred and not collected until cancellation. The impact of changes in this estimate in other periods is not material.

(2)	Relates primarily to premiums earned from our participation in certain credit risk transfer programs.
(3)	Includes the impact of related profit commissions.
(4)	The amounts represent the profit commission on the Single Premium QSR Program, excluding the impact of Single Premium Policy cancellations.
(5)	See Exhibit L for additional information on ceded premiums for our various reinsurance programs.
(6)	See Exhibit E for additional information on changes that impacted our reported segment results for the fourth quarter of 2020.

Radian Group Inc. and Subsidiaries
Segment Information
Exhibit E (page 1 of 8)

Summarized financial information concerning our operating segments as of and for the periods indicated is as follows. For a definition of adjusted pretax operating income (loss), homegenius adjusted pretax operating income (loss) before allocated corporate operating expenses and homegenius adjusted gross profit, along with reconciliations to consolidated GAAP measures, see Exhibits F and G.

	Three Months Ended December 31, 2021
(In thousands)	Mortgage	homegenius	All Other	Inter-segment (1)	Total
Net premiums written (2)	$238,529	$11,772	$—	$—	$250,301
Decrease in unearned premiums	11,136	—	—	—	11,136
Net premiums earned	249,665	11,772	—	—	261,437
Services revenue	4,560	31,177	30	(74)	35,693
Net investment income	33,916	255	3,236	—	37,407
Net gains (losses) on investments	—	1,509	—	—	1,509
Other income	661	—	144	—	805
Total	288,802	44,713	3,410	(74)	336,851
Provision for losses	(46,560)	369	—	(28)	(46,219)
Policy acquisition costs	7,271	—	—	—	7,271
Cost of services	3,710	24,615	8	—	28,333
Other operating expenses before allocated corporate operating expenses (3)	23,365	16,998	2,795	(46)	43,112
Interest expense (4)	21,137	—	—	—	21,137
Total	8,923	41,982	2,803	(74)	53,634
Adjusted pretax operating income (loss) before allocated corporate operating expenses	279,879	2,731	607	—	283,217
Allocation of corporate operating expenses	33,305	4,847	—	—	38,152
Adjusted pretax operating income (loss)	$246,574	$(2,116)	$607	$—	$245,065

	Three Months Ended December 31, 2020
(In thousands)	Mortgage	homegenius	All Other	Inter-segment (1)	Total
Net premiums written (2) (5)	$261,244	$7,572	$7,752	$—	$276,568
Decrease in unearned premiums	25,572	—	—	—	25,572
Net premiums earned	286,816	7,572	7,752	—	302,140
Services revenue	3,717	15,958	(7,963)	(272)	11,440
Net investment income	34,235	43	3,837	—	38,115
Other income	735	—	55	—	790
Total	325,503	23,573	3,681	(272)	352,485
Provision for losses	56,312	392	—	(40)	56,664
Policy acquisition costs	7,395	—	—	—	7,395
Cost of services	3,245	15,706	2,835	(186)	21,600
Other operating expenses before allocated corporate operating expenses (3) (6)	20,569	15,238	4,438	(46)	40,199
Interest expense (4)	21,169	—	—	—	21,169
Total	108,690	31,336	7,273	(272)	147,027
Adjusted pretax operating income (loss) before allocated corporate operating expenses	216,813	(7,763)	(3,592)	—	205,458
Allocation of corporate operating expenses (6)	31,102	3,369	—	—	34,471
Adjusted pretax operating income (loss)	$185,711	$(11,132)	$(3,592)	$—	$170,987

Radian Group Inc. and Subsidiaries
Segment Information
Exhibit E (page 2 of 8)

	Year Ended December 31, 2021
(In thousands)	Mortgage	homegenius	All Other	Inter-segment (1)	Total
Net premiums written (2)	$944,546	$38,901	$—	$—	$983,447
Decrease in unearned premiums	53,736	—	—	—	53,736
Net premiums earned	998,282	38,901	—	—	1,037,183
Services revenue	17,670	108,282	154	(281)	125,825
Net investment income	132,929	358	14,622	—	147,909
Net gains (losses) on investments	—	1,509	—	—	1,509
Other income	2,678	—	734	—	3,412
Total	1,151,559	149,050	15,510	(281)	1,315,838
Provision for losses	19,437	1,540	—	(100)	20,877
Policy acquisition costs	29,029	—	—	—	29,029
Cost of services	13,928	89,722	64	—	103,714
Other operating expenses before allocated corporate operating expenses (3)	95,793	66,630	11,919	(181)	174,161
Interest expense (4)	84,344	—	—	—	84,344
Total	242,531	157,892	11,983	(281)	412,125
Adjusted pretax operating income (loss) before allocated corporate operating expenses	909,028	(8,842)	3,527	—	903,713
Allocation of corporate operating expenses	127,482	18,482	—	—	145,964
Adjusted pretax operating income (loss)	$781,546	$(27,324)	$3,527	$—	$757,749

	Year Ended December 31, 2020
(In thousands)	Mortgage	homegenius	All Other	Inter-segment (1)	Total
Net premiums written (2) (5)	$1,010,954	$22,554	$—	$—	$1,033,508
Decrease in unearned premiums	81,813	—	—	—	81,813
Net premiums earned	1,092,767	22,554	—	—	1,115,321
Services revenue	14,765	79,524	12,535	(1,439)	105,385
Net investment income	137,195	361	16,481	—	154,037
Other income	2,816	—	534	—	3,350
Total	1,247,543	102,439	29,550	(1,439)	1,378,093
Provision for losses	483,332	1,931	—	(146)	485,117
Policy acquisition costs	30,989	—	—	—	30,989
Cost of services (1)	10,043	61,461	15,639	(1,077)	86,066
Other operating expenses before allocated corporate operating expenses (3) (6)	83,933	49,480	11,898	(216)	145,095
Interest expense (4)	71,150	—	—	—	71,150
Total	679,447	112,872	27,537	(1,439)	818,417
Adjusted pretax operating income (loss) before allocated corporate operating expenses	568,096	(10,433)	2,013	—	559,676
Allocation of corporate operating expenses	114,802	12,807	—	—	127,609
Adjusted pretax operating income (loss)	$453,294	$(23,240)	$2,013	$—	$432,067

Radian Group Inc. and Subsidiaries
Segment Information
Exhibit E (page 3 of 8)

(1) Inter-segment information:
	Three Months Ended December 31,		Year Ended December 31,
(In thousands)	2021	2020	2021	2020
Inter-segment revenue included in:
Mortgage	$—	$—	$—	$83
homegenius	74	86	281	362
All Other	—	186	—	994
Total inter-segment revenue	$74	$272	$281	$1,439

Inter-segment expense included in:
Mortgage	$74	$86	$281	$362
homegenius	—	186	—	994
All Other	—	—	—	83
Total inter-segment expense	$74	$272	$281	$1,439
(2)	Net of ceded premiums written under the QSR Programs and the Excess-of-Loss Program. See Exhibit L for additional information.
(3)	Does not include impairment of long-lived assets and other non-operating items, which are not considered components of adjusted pretax operating income (loss).
(4)	Relates to interest on our borrowing and financing activities including our Senior Notes issued by our holding company and FHLB borrowings made by our mortgage insurance subsidiaries.
(5)

The fourth quarter of 2020 includes an increase to premiums earned of $11.3 million related to changes in present value estimates for initial premiums on monthly policies that are deferred and not collected until cancellation. The impact of changes in this estimate in other periods is not material.

(6)

Includes a change in the composition of our reportable segments, effective in the fourth quarter of 2021, that has been reflected in our segment operating results for all periods presented, resulting in certain expenses being reclassified from Mortgage to All Other.

Radian Group Inc. and Subsidiaries
Segment Information
Exhibit E (page 4 of 8)

	Mortgage
	2021				2020
(In thousands)	Qtr 4	Qtr 3	Qtr 2	Qtr 1	Qtr 4
Net premiums written (1) (2)	$238,529	$228,116	$231,027	$246,874	$261,244
Decrease in unearned premiums	11,136	8,751	16,059	17,790	25,572
Net premiums earned	249,665	236,867	247,086	264,664	286,816
Services revenue	4,560	5,027	3,732	4,351	3,717
Net investment income	33,916	32,158	32,842	34,013	34,235
Other income	661	607	641	769	735
Total	288,802	274,659	284,301	303,797	325,503
Provision for losses (3)	(46,560)	16,794	3,334	45,869	56,312
Policy acquisition costs	7,271	7,924	4,838	8,996	7,395
Cost of services	3,710	3,865	3,161	3,192	3,245
Other operating expenses before allocated corporate operating expenses (3) (4) (5)	23,365	25,866	25,222	21,340	20,569
Interest expense (6)	21,137	21,027	21,065	21,115	21,169
Total (3)	8,923	75,476	57,620	100,512	108,690
Adjusted pretax operating income before allocated corporate operating expenses	279,879	199,183	226,681	203,285	216,813
Allocation of corporate operating expenses (5)	33,305	33,963	32,638	27,576	31,102
Adjusted pretax operating income	$246,574	$165,220	$194,043	$175,709	$185,711

	homegenius
	2021				2020
(In thousands)	Qtr 4	Qtr 3	Qtr 2	Qtr 1	Qtr 4
Net premiums earned (7)	$11,772	$12,251	$7,670	$7,208	$7,572
Services revenue (3) (7)	31,177	32,805	25,750	18,550	15,958
Net investment income	255	35	31	37	43
Net gains (losses) on investments	1,509	—	—	—	—
Total (3)	44,713	45,091	33,451	25,795	23,573
Provision for losses	369	540	335	296	392
Cost of services (3)	24,615	26,646	21,433	17,028	15,706
Other operating expenses before allocated corporate operating expenses (4)	16,998	18,544	16,160	14,928	15,238
Total (3)	41,982	45,730	37,928	32,252	31,336
Adjusted pretax operating income (loss) before allocated corporate operating expenses	2,731	(639)	(4,477)	(6,457)	(7,763)
Allocation of corporate operating expenses	4,847	4,918	4,721	3,996	3,369
Adjusted pretax operating income (loss)	$(2,116)	$(5,557)	$(9,198)	$(10,453)	$(11,132)

Radian Group Inc. and Subsidiaries
Segment Information
Exhibit E (page 5 of 8)

	All Other (8)
	2021				2020
(In thousands)	Qtr 4	Qtr 3	Qtr 2	Qtr 1	Qtr 4
Net premiums earned (7)	$—	$—	$—	$—	$7,752
Services revenue (3) (7)	30	27	44	53	(7,963)
Net investment income	3,236	3,767	3,418	4,201	3,837
Other income	144	202	181	207	55
Total (3)	3,410	3,996	3,643	4,461	3,681
Cost of services	8	9	19	28	2,835
Other operating expenses (4) (5)	2,795	3,001	3,750	2,373	4,438
Total	2,803	3,010	3,769	2,401	7,273
Adjusted pretax operating income (loss)	$607	$986	$(126)	$2,060	$(3,592)
(1)	Net of ceded premiums written under the QSR Programs and the Excess-of-Loss Program. See Exhibit L for additional information.
(2)

The fourth quarter of 2020 includes an increase to premiums earned of $11.3 million related to changes in present value estimates for initial premiums on monthly policies that are deferred and not collected until cancellation. The impact of changes in this estimate in other periods is not material.

(3)	Inter-segment information:
	2021				2020
(In thousands)	Qtr 4	Qtr 3	Qtr 2	Qtr 1	Qtr 4
Inter-segment revenue included in:
homegenius	$74	$86	$62	$59	$86
All Other	—	—	—	—	186
Total inter-segment revenue	$74	$86	$62	$59	$272

Inter-segment expense included in:
Mortgage	$74	$86	$62	$59	$86
homegenius	—	—	—	—	186
Total inter-segment expense	$74	$86	$62	$59	$272
(4)	Does not include impairment of long-lived assets and other non-operating items, which are not considered components of adjusted pretax operating income (loss).
(5)

Includes a change in the composition of our reportable segments, effective in the fourth quarter of 2021, that has been reflected in our segment operating results for all periods presented, resulting in certain expenses being reclassified from Mortgage to All Other.

(6)	Relates to interest on our borrowing and financing activities including our Senior Notes issued by our holding company and FHLB borrowings made by our mortgage insurance subsidiaries.

See notes continued on next page.

Radian Group Inc. and Subsidiaries
Segment Information
Exhibit E (page 6 of 8)

Notes continued from prior page.

(7) In the fourth quarter of 2020, we reclassified certain revenue previously reflected in the homegenius segment results as services revenue to net premiums earned.
(8)

All Other activities include: (i) income (losses) from assets held by our holding company; (ii) related general corporate operating expenses not attributable or allocated to our reportable segments; (iii) for all periods presented, the income and expenses related to our traditional appraisal services, which we wound down beginning in the fourth quarter of 2020; and (iv) certain other immaterial activities, including investments in new business opportunities.

Supplemental Other Operating Expense Information by Segment

	Mortgage
	2021				2020
(In thousands)	Qtr 4	Qtr 3	Qtr 2	Qtr 1	Qtr 4
Other operating expenses by type
Salaries and other base employee expenses	$24,377	$23,541	$23,546	$23,533	$23,945
Variable and share-based incentive compensation	11,882	16,287	14,232	8,734	11,737
Other general operating expenses	25,290	25,639	26,583	24,338	26,425
Ceding commissions	(4,879)	(5,638)	(6,501)	(7,689)	(10,436)
Total	$56,670	$59,829	$57,860	$48,916	$51,671

	homegenius
	2021				2020
(In thousands)	Qtr 4	Qtr 3	Qtr 2	Qtr 1	Qtr 4
Other operating expenses by type
Salaries and other base employee expenses	$8,073	$7,061	$6,759	$8,315	$7,305
Variable and share-based incentive compensation	4,598	6,152	5,838	2,949	3,476
Other general operating expenses	7,851	7,982	6,525	6,253	6,059
Title agent commissions	1,323	2,267	1,759	1,407	1,767
Total	$21,845	$23,462	$20,881	$18,924	$18,607

	All Other
	2021				2020
(In thousands)	Qtr 4	Qtr 3	Qtr 2	Qtr 1	Qtr 4
Other operating expenses by type
Salaries and other base employee expenses	$1,004	$1,164	$1,192	$997	$2,011
Variable and share-based incentive compensation	871	1,138	953	399	452
Other general operating expenses	920	699	1,605	977	1,975
Total	$2,795	$3,001	$3,750	$2,373	$4,438

Radian Group Inc. and Subsidiaries
Segment Information
Exhibit E (page 7 of 8)

	Inter-segment
	2021				2020
(In thousands)	Qtr 4	Qtr 3	Qtr 2	Qtr 1	Qtr 4
Other operating expenses by type
Other general operating expenses	$(46)	$(57)	$(43)	$(35)	$(46)
Total	$(46)	$(57)	$(43)	$(35)	$(46)

	Total
	2021				2020
(In thousands)	Qtr 4	Qtr 3	Qtr 2	Qtr 1	Qtr 4
Other operating expenses by type
Salaries and other base employee expenses	$33,454	$31,766	$31,497	$32,845	$33,261
Variable and share-based incentive compensation	17,351	23,577	21,023	12,082	15,665
Other general operating expenses	34,015	34,263	34,670	31,533	34,413
Ceding commissions	(4,879)	(5,638)	(6,501)	(7,689)	(10,436)
Title agent commissions	1,323	2,267	1,759	1,407	1,767
Total	$81,264	$86,235	$82,448	$70,178	$74,670
	Mortgage
	Year Ended December 31,
(In thousands)	2021	2020
Other operating expenses by type
Salaries and other base employee expenses	$94,997	$95,121
Variable and share-based incentive compensation	51,135	37,458
Other general operating expenses	101,850	107,302
Ceding commissions	(24,707)	(41,146)
Total	$223,275	$198,735

	homegenius
	Year Ended December 31,
(In thousands)	2021	2020
Other operating expenses by type
Salaries and other base employee expenses	$30,208	$24,878
Variable and share-based incentive compensation	19,537	10,254
Other general operating expenses	28,611	21,975
Title agent commissions	6,756	5,180
Total	$85,112	$62,287

Radian Group Inc. and Subsidiaries
Segment Information
Exhibit E (page 8 of 8)

	All Other
	Year Ended December 31,
(In thousands)	2021	2020
Other operating expenses by type
Salaries and other base employee expenses	$4,357	$5,446
Variable and share-based incentive compensation	3,361	1,241
Other general operating expenses	4,201	5,211
Total	$11,919	$11,898

	Inter-segment
	Year Ended December 31,
(In thousands)	2021	2020
Other operating expenses by type
Other general operating expenses	$(181)	$(216)
Total	$(181)	$(216)

	Total
	Year Ended December 31,
(In thousands)	2021	2020
Other operating expenses by type
Salaries and other base employee expenses	$129,562	$125,445
Variable and share-based incentive compensation	74,033	48,953
Other general operating expenses	134,481	134,272
Ceding commissions	(24,707)	(41,146)
Title agent commissions	6,756	5,180
Total	$320,125	$272,704

Radian Group Inc. and Subsidiaries
Definition of Consolidated Non-GAAP Financial Measures
Exhibit F (page 1 of 2)

Use of Non-GAAP Financial Measures

In addition to the traditional GAAP financial measures, we have presented “adjusted pretax operating income (loss),” “adjusted diluted net operating income (loss) per share” and “adjusted net operating return on equity,” which are non-GAAP financial measures for the consolidated company, among our key performance indicators to evaluate our fundamental financial performance. These non-GAAP financial measures align with the way the Company’s business performance is evaluated by both management and the board of directors. These measures have been established in order to increase transparency for the purposes of evaluating our operating trends and enabling more meaningful comparisons with our peers. Although on a consolidated basis “adjusted pretax operating income (loss),” “adjusted diluted net operating income (loss) per share” and “adjusted net operating return on equity” are non-GAAP financial measures, we believe these measures aid in understanding the underlying performance of our operations. Our senior management, including our Chief Executive Officer (Radian’s chief operating decision maker), uses adjusted pretax operating income (loss) as our primary measure to evaluate the fundamental financial performance of the Company’s business segments and to allocate resources to the segments.

Adjusted pretax operating income (loss) is defined as GAAP consolidated pretax income (loss) excluding the effects of: (i) net gains (losses) on investments and other financial instruments, except for certain investments attributable to our reportable segments; (ii) loss on extinguishment of debt; (iii) amortization and impairment of goodwill and other acquired intangible assets; and (iv) impairment of other long-lived assets and other non-operating items, such as impairment of internal-use software, gains (losses) from the sale of lines of business and acquisition-related income and expenses. Adjusted diluted net operating income (loss) per share is calculated by dividing (i) adjusted pretax operating income (loss) attributable to common stockholders, net of taxes computed using the Company’s statutory tax rate, by (ii) the sum of the weighted average number of common shares outstanding and all dilutive potential common shares outstanding. Adjusted net operating return on equity is calculated by dividing annualized adjusted pretax operating income (loss), net of taxes computed using the Company’s statutory tax rate, by average stockholders’ equity, based on the average of the beginning and ending balances for each period presented.

Although adjusted pretax operating income (loss) excludes certain items that have occurred in the past and are expected to occur in the future, the excluded items represent those that are: (i) not viewed as part of the operating performance of our primary activities or (ii) not expected to result in an economic impact equal to the amount reflected in pretax income (loss). These adjustments, along with the reasons for their treatment, are described below.

(1)

Net gains (losses) on investments and other financial instruments. The recognition of realized investment gains or losses can vary significantly across periods as the activity is highly discretionary based on the timing of individual securities sales due to such factors as market opportunities, our tax and capital profile and overall market cycles. Unrealized gains and losses arise primarily from changes in the market value of our investments that are classified as trading or equity securities. These valuation adjustments may not necessarily result in realized economic gains or losses.

Trends in the profitability of our fundamental operating activities can be more clearly identified without the fluctuations of these realized and unrealized gains or losses and changes in fair value of other financial instruments. Except for certain investments attributable to our reportable segments, we do not view them to be indicative of our fundamental operating activities.

(2)

Loss on extinguishment of debt. Gains or losses on early extinguishment of debt and losses incurred to purchase our debt prior to maturity are discretionary activities that are undertaken in order to take advantage of market opportunities to strengthen our financial and capital positions; therefore, we do not view these activities as part of our operating performance. Such transactions do not reflect expected future operations and do not provide meaningful insight regarding our current or past operating trends.

(3)

Amortization and impairment of goodwill and other acquired intangible assets. Amortization of acquired intangible assets represents the periodic expense required to amortize the cost of acquired intangible assets over their estimated useful lives. Acquired intangible assets are also periodically reviewed for potential impairment, and impairment adjustments are made whenever appropriate. We do not view these charges as part of the operating performance of our primary activities.

(4)

Impairment of other long-lived assets and other non-operating items. Includes activities that we do not view to be indicative of our fundamental operating activities, such as: (i) impairment of internal-use software and other long-lived assets; (ii) gains (losses) from the sale of lines of business: and (iii) acquisition-related income and expenses.

Radian Group Inc. and Subsidiaries
Definition of Consolidated Non-GAAP Financial Measures
Exhibit F (page 2 of 2)

In addition to the above non-GAAP measures for the consolidated company, we also have presented as supplemental information non-GAAP measures for our homegenius segment of adjusted pretax operating income (loss) before allocated corporate operating expenses and adjusted gross profit. Adjusted pretax operating income (loss) before allocated corporate operating expenses is calculated as adjusted pretax operating income (loss) as described above (which is the segment's ASC 280 GAAP measure of operating performance), adjusted to remove the impact of corporate allocations of other operating expenses for the homegenius segment. Adjusted gross profit is further adjusted to remove other operating expenses. In addition, homegenius adjusted pretax operating margin before allocated corporate operating expenses and adjusted gross profit margin are calculated by dividing homegenius adjusted pretax operating margin before allocated corporate operating expenses and adjusted gross profit, respectively, by GAAP total revenue for the homegenius segment. For the homegenius segment, adjusted pretax operating income (loss) before allocated corporate operating expenses, adjusted gross profit, and the related profit margins are used to facilitate comparisons with other services companies, since they are widely accepted measures of performance in the services industry and are used internally as supplemental measures to evaluate the performance of our homegenius segment.

See Exhibit G for the reconciliation of the most comparable GAAP measures, consolidated pretax income (loss), diluted net income (loss) per share and return on equity to our non-GAAP financial measures for the consolidated company, adjusted pretax operating income (loss), adjusted diluted net operating income (loss) per share and adjusted net operating return on equity, respectively. Exhibit G also contains the reconciliation of adjusted pretax operating income (loss) to adjusted pretax operating income (loss) before allocated corporate operating expenses and adjusted gross profit for the homegenius segment.

Total adjusted pretax operating income (loss), adjusted diluted net operating income (loss) per share, adjusted net operating return on equity, homegenius adjusted pretax operating income (loss) before allocated corporate operating expenses and homegenius adjusted gross profit should not be considered in isolation or viewed as substitutes for GAAP pretax income (loss), diluted net income (loss) per share, return on equity or net income (loss), or in the case of the homegenius non-GAAP measures, for homegenius adjusted pretax operating income (loss). Our definitions of adjusted pretax operating income (loss), adjusted diluted net operating income (loss) per share, adjusted net operating return on equity and homegenius adjusted pretax operating income (loss) before allocated corporate operating expenses, homegenius adjusted gross profit, homegenius adjusted pretax operating margin before allocated corporate operating expenses or homegenius adjusted gross profit margin may not be comparable to similarly-named measures reported by other companies.

Radian Group Inc. and Subsidiaries
Consolidated Non-GAAP Financial Measure Reconciliations
Exhibit G (page 1 of 5)

Reconciliation of Consolidated Pretax Income to Adjusted Pretax Operating Income

	2021				2020
(In thousands)	Qtr 4	Qtr 3	Qtr 2	Qtr 1	Qtr 4
Consolidated pretax income	$246,506	$161,641	$195,496	$161,189	$179,167
Less reconciling income (expense) items:
Net gains (losses) on investments and other financial instruments (1)	1,516	2,098	15,661	(5,181)	17,376
Amortization and impairment of other acquired intangible assets	(863)	(862)	(863)	(862)	(2,225)
Impairment of other long-lived assets and other non-operating items (2)	788	(244)	(4,021)	(84)	(6,971)
Total adjusted pretax operating income (3)	$245,065	$160,649	$184,719	$167,316	$170,987
(1)

For the fourth quarter of 2021, excludes $1.5 million in net gains on investments attributable to our homegenius segment and included in adjusted pretax operating income (loss) for that reportable segment.

(2)

The amounts for all the periods presented are included in other operating expenses on the Condensed Consolidated Statement of Operations in Exhibit A and primarily relate to impairments of other long-lived assets.

(3)	Total adjusted pretax operating income (loss) consists of adjusted pretax operating income (loss) for each reportable segment and All Other activities as follows:
	2021				2020
(In thousands)	Qtr 4	Qtr 3	Qtr 2	Qtr 1	Qtr 4
Adjusted pretax operating income (loss):
Mortgage segment	$246,574	$165,220	$194,043	$175,709	$185,711
homegenius segment	(2,116)	(5,557)	(9,198)	(10,453)	(11,132)
All Other activities	607	986	(126)	2,060	(3,592)
Total adjusted pretax operating income	$245,065	$160,649	$184,719	$167,316	$170,987

Radian Group Inc. and Subsidiaries
Consolidated Non-GAAP Financial Measure Reconciliations
Exhibit G (page 2 of 5)

Reconciliation of Diluted Net Income Per Share to Adjusted Diluted Net Operating Income Per Share

	2021				2020
	Qtr 4	Qtr 3	Qtr 2	Qtr 1	Qtr 4
Diluted net income per share	$1.07	$0.67	$0.80	$0.64	$0.76

Less per-share impact of reconciling income (expense) items:
Net gains (losses) on investments and other financial instruments	0.01	0.01	0.08	(0.03)	0.09
Amortization and impairment of other acquired intangible assets	—	—	—	—	(0.01)
Impairment of other long-lived assets and other non-operating items	—	—	(0.02)	—	(0.04)
Income tax (provision) benefit on reconciling income (expense) items (1)	—	—	(0.01)	0.01	(0.01)
Difference between statutory and effective tax rate	(0.01)	(0.01)	—	(0.02)	0.04
Per-share impact of reconciling income (expense) items	—	—	0.05	(0.04)	0.07
Adjusted diluted net operating income per share (1)	$1.07	$0.67	$0.75	$0.68	$0.69
(1)	Calculated using the company’s federal statutory tax rate of 21%. Any permanent tax adjustments and state income taxes on these items have been deemed immaterial and are not included.
Reconciliation of Return on Equity to Adjusted Net Operating Return on Equity (1)

	2021				2020
	Qtr 4	Qtr 3	Qtr 2	Qtr 1	Qtr 4
Return on equity (1)	18.2%	11.8%	14.5%	11.8%	14.1%
Less impact of reconciling income (expense) items: (2)
Net gains (losses) on investments and other financial instruments	0.1	0.2	1.5	(0.5)	1.7
Amortization and impairment of other acquired intangible assets	(0.1)	(0.1)	(0.1)	(0.1)	(0.2)
Impairment of other long-lived assets and other non-operating items	0.1	—	(0.4)	—	(0.7)
Income tax (provision) benefit on reconciling income (expense) items (3)	—	—	(0.2)	0.1	(0.2)
Difference between statutory and effective tax rate	(0.1)	(0.1)	0.1	(0.1)	0.6
Impact of reconciling income (expense) items	—	—	0.9	(0.6)	1.2
Adjusted net operating return on equity	18.2%	11.8%	13.6%	12.4%	12.9%
(1)	Calculated by dividing annualized net income (loss) by average stockholders’ equity, based on the average of the beginning and ending balances for each period presented.
(2)	Annualized, as a percentage of average stockholders’ equity.
(3)	Calculated using the company’s federal statutory tax rate of 21%. Any permanent tax adjustments and state income taxes on these items have been deemed immaterial and are not included.

Radian Group Inc. and Subsidiaries
Consolidated Non-GAAP Financial Measure Reconciliations
Exhibit G (page 3 of 5)

Reconciliation of homegenius Adjusted Pretax Operating Income (Loss) to homegenius Adjusted Gross Profit

	2021				2020
(In thousands)	Qtr 4	Qtr 3	Qtr 2	Qtr 1	Qtr 4
homegenius adjusted pretax operating income (loss)	$(2,116)	$(5,557)	$(9,198)	$(10,453)	$(11,132)
Less reconciling income (expense) items:
Allocation of corporate operating expenses	(4,847)	(4,918)	(4,721)	(3,996)	(3,369)
Adjusted pretax operating income (loss) before allocated corporate operating expenses	2,731	(639)	(4,477)	(6,457)	(7,763)
Less reconciling income (expense) items:
Other operating expenses before allocated corporate operating expenses	(16,998)	(18,544)	(16,160)	(14,928)	(15,238)
homegenius adjusted gross profit	$19,729	$17,905	$11,683	$8,471	$7,475

Radian Group Inc. and Subsidiaries
Consolidated Non-GAAP Financial Measure Reconciliations
Exhibit G (page 4 of 5)

Reconciliation of Consolidated Pretax Income to Adjusted Pretax Operating Income

	Year Ended December 31,
(In thousands)	2021	2020
Consolidated pretax income	$764,832	$479,441
Less reconciling income (expense) items:
Net gains (losses) on investments and other financial instruments (1)	14,094	60,277
Amortization and impairment of other acquired intangible assets	(3,450)	(5,144)
Impairment of other long-lived assets and other non-operating items (2)	(3,561)	(7,759)
Total adjusted pretax operating income (3)	$757,749	$432,067
(1)	For 2021, excludes $1.5 million in net gains on investments attributable to our homegenius segment and included in adjusted pretax operating income (loss) for that reportable segment.
(2)	The amounts for both periods are included in other operating expenses on the Condensed Consolidated Statement of Operations in Exhibit A and primarily relate to impairments of other long-lived assets.
(3)	Total adjusted pretax operating income consists of adjusted pretax operating income (loss) for each reportable segment and All Other activities as follows:
	Year Ended December 31,
(In thousands)	2021	2020
Adjusted pretax operating income (loss):
Mortgage segment	$781,546	$453,294
homegenius segment	(27,324)	(23,240)
All Other activities	3,527	2,013
Total adjusted pretax operating income	$757,749	$432,067
Reconciliation of Diluted Net Income Per Share to Adjusted Diluted Net Operating Income Per Share

	Year Ended December 31,
	2021	2020
Diluted net income per share	$3.16	$2.00

Less per-share impact of reconciling income (expense) items:
Net gains (losses) on investments and other financial instruments	0.08	0.31
Amortization and impairment of other acquired intangible assets	(0.02)	(0.03)
Impairment of other long-lived assets and other non-operating items	(0.02)	(0.04)
Income tax (provision) benefit on other income (expense) items (1)	(0.01)	(0.05)
Difference between statutory and effective tax rate	(0.02)	0.07
Per-share impact of other income (expense) items	0.01	0.26
Adjusted diluted net operating income per share (1)	$3.15	$1.74
(1)	Calculated using the company’s federal statutory tax rate of 21%. Any permanent tax adjustments and state income taxes on these items have been deemed immaterial and are not included.

Radian Group Inc. and Subsidiaries
Consolidated Non-GAAP Financial Measure Reconciliations
Exhibit G (page 5 of 5)

Reconciliation of Return on Equity to Adjusted Net Operating Return on Equity (1)

	Year Ended December 31,
	2021	2020
Return on equity (1)	14.1%	9.4%
Less impact of reconciling income (expense) items: (2)
Net gains (losses) on investments and other financial instruments	0.4	1.4
Amortization and impairment of other acquired intangible assets	(0.1)	(0.1)
Impairment of other long-lived assets and other non-operating items	(0.1)	(0.2)
Income tax (provision) benefit on reconciling income (expense) items (3)	—	(0.2)
Difference between statutory and effective tax rate	(0.1)	0.3
Impact of reconciling income (expense) items	0.1	1.2
Adjusted net operating return on equity	14.0%	8.2%
(1)	Calculated by dividing net income by average stockholders’ equity.
(2)	As a percentage of average stockholders’ equity.
(3)	Calculated using the company’s federal statutory tax rate of 21%. Any permanent tax adjustments and state income taxes on these items have been deemed immaterial and are not included.
Reconciliation of homegenius Adjusted Pretax Operating Income (Loss) to homegenius Adjusted Gross Profit

	Year Ended December 31,
(In thousands)	2021	2020
homegenius adjusted pretax operating income (loss)	$(27,324)	$(23,240)
Less reconciling income (expense) items:
Allocation of corporate operating expenses	(18,482)	(12,807)
Adjusted pretax operating income (loss) before allocated corporate operating expenses	(8,842)	(10,433)
Less reconciling income (expense) items:
Other operating expenses before allocated corporate operating expenses	(66,630)	(49,480)
homegenius adjusted gross profit	$57,788	$39,047

On a consolidated basis, “adjusted pretax operating income (loss),” “adjusted diluted net operating income (loss) per share” and “adjusted net operating return on equity” are measures not determined in accordance with GAAP. In addition, “homegenius adjusted pretax operating income (loss) before allocated corporate operating expenses", "homegenius adjusted gross profit," “homegenius adjusted pretax operating margin before allocated corporate operating expenses” and “homegenius adjusted pretax operating margin" are also non-GAAP measures. These measures should not be considered in isolation or viewed as substitutes for GAAP pretax income (loss), diluted net income (loss) per share, return on equity or net income (loss), or in the case of the homegenius non-GAAP measures, for homegenius adjusted pretax operating income (loss).

Our definitions of adjusted pretax operating income (loss), adjusted diluted net operating income (loss) per share, adjusted net operating return on equity, homegenius adjusted pretax operating income (loss) before allocated corporate operating expenses, homegenius adjusted gross profit, homegenius adjusted pretax operating margin before allocated corporate operating expenses or homegenius adjusted gross profit margin may not be comparable to similarly-named measures reported by other companies. See Exhibit F for additional information on our consolidated non-GAAP financial measures.

Radian Group Inc. and Subsidiaries
Mortgage Supplemental Information - New Insurance Written
Exhibit H

	2021				2020
($ in millions)	Qtr 4	Qtr 3	Qtr 2	Qtr 1	Qtr 4

New insurance written ("NIW")	$23,710	$26,558	$21,662	$20,161	$29,781

Percentage of NIW
Borrower-paid	99.4%	99.2%	99.1%	99.2%	99.2%

Percentage by premium type
Direct monthly and other recurring premiums	93.5%	93.8%	93.1%	90.2%	91.4%
Borrower-paid (1) (2)	6.3	6.0	6.6	9.4	8.3
Lender-paid (1)	0.2	0.2	0.3	0.4	0.3
Direct single premiums (1)	6.5	6.2	6.9	9.8	8.6
Total NIW	100.0%	100.0%	100.0%	100.0%	100.0%

NIW for purchases	91.1%	89.8%	77.1%	59.1%	64.6%
NIW for refinances	8.9%	10.2%	22.9%	40.9%	35.4%

Percentage of NIW by FICO score (3)
>=740	53.8%	56.0%	61.4%	64.3%	64.7%
680-739	36.9	34.9	33.1	31.5	31.5
620-679	9.3	9.1	5.5	4.2	3.8
Total NIW	100.0%	100.0%	100.0%	100.0%	100.0%

Percentage by LTV
95.01% and above	16.3%	12.1%	10.9%	8.0%	8.9%
90.01% to 95.00%	41.9	46.7	40.4	31.6	34.7
85.01% to 90.00%	28.4	26.5	27.6	31.3	29.8
85.00% and below	13.4	14.7	21.1	29.1	26.6
Total NIW	100.0%	100.0%	100.0%	100.0%	100.0%
(1)	Percentages exclude the impact of reinsurance.
(2)	Borrower-paid Single Premium Policies have lower Minimum Required Assets under PMIERs as compared to lender-paid Single Premium Policies.
(3)	For loans with multiple borrowers, the percentage of NIW by FICO score represents the lowest of the borrowers’ FICO scores.

Radian Group Inc. and Subsidiaries
Mortgage Supplemental Information - Primary Insurance in Force and Risk in Force
Exhibit I (page 1 of 2)

	December 31,	September 30,	June 30,	March 31,	December 31,
($ in millions)	2021	2021	2021	2021	2020
Primary insurance in force (1)
Prime	$242,635	$238,047	$233,543	$234,980	$242,044
Alt-A and A minus and below	3,337	3,528	3,759	3,941	4,100
Primary	$245,972	$241,575	$237,302	$238,921	$246,144

Primary risk in force (1) (2)
Prime	$60,121	$58,585	$57,155	$57,579	$59,689
Alt-A and A minus and below	792	836	885	929	967
Primary	$60,913	$59,421	$58,040	$58,508	$60,656

Percentage of primary risk in force
Direct monthly and other recurring premiums	83.9%	82.7%	81.2%	80.0%	79.1%
Direct single premiums	16.1%	17.3%	18.8%	20.0%	20.9%

Percentage of primary risk in force by FICO score (3)
>=740	56.9%	57.3%	57.5%	57.2%	57.5%
680-739	35.0	34.8	34.8	34.9	34.6
620-679	7.6	7.4	7.2	7.3	7.3
<=619	0.5	0.5	0.5	0.6	0.6
Total Primary	100.0%	100.0%	100.0%	100.0%	100.0%

Percentage of primary risk in force by LTV
95.01% and above	15.1%	14.6%	14.5%	14.4%	14.4%
90.01% to 95.00%	48.9	48.9	48.5	48.6	49.3
85.01% to 90.00%	27.7	27.8	28.1	28.2	28.0
85.00% and below	8.3	8.7	8.9	8.8	8.3
Total	100.0%	100.0%	100.0%	100.0%	100.0%

Percentage of primary risk in force by policy year
2008 and prior	4.7%	5.2%	5.7%	6.1%	6.2%
2009 - 2015	6.4	7.4	8.7	9.9	11.3
2016	4.4	5.1	6.0	6.8	7.6
2017	4.9	5.7	6.8	8.0	9.1
2018	5.2	6.1	7.3	8.7	9.8
2019	9.7	11.4	13.6	15.6	17.8
2020	29.2	32.1	35.4	37.2	38.2
2021	35.5	27.0	16.5	7.7	—
Total	100.0%	100.0%	100.0%	100.0%	100.0%

Table continued on next page.

Radian Group Inc. and Subsidiaries
Mortgage Supplemental Information - Primary Insurance in Force and Risk in Force
Exhibit I (page 2 of 2)

Table continued from prior page.

	December 31,	September 30,	June 30,		March 31,		December 31,
	2021	2021	2021		2021		2020
Persistency Rate (12 months ended)	64.3%	60.8%	57.7%	(4)	57.2%	(4)	61.2%	(4)
Persistency Rate (quarterly, annualized) (5)	71.7%	67.5%	66.3%		62.5%		60.4%	(4)
(1)	Excludes the impact of premiums ceded under our reinsurance agreements.
(2)	Does not include pool risk in force or other risk in force, which combined represent approximately 1% of our total risk in force for all periods presented.
(3)	For loans with multiple borrowers, the percentage of primary risk in force by FICO score represents the lowest of the borrowers’ FICO scores.
(4)

The Persistency Rate was reduced by an increase in cancellations of Single Premium Policies due to increased cancellations identified by our ongoing servicer monitoring process for Single Premium Policies.

(5)

The Persistency Rate on a quarterly, annualized basis is calculated based on loan-level detail for the quarter ending as of the date shown. It may be impacted by seasonality or other factors, including the level of refinance activity during the applicable periods and may not be indicative of full-year trends.

Radian Group Inc. and Subsidiaries
Mortgage Supplemental Information - Claims and Reserves
Exhibit J

	2021				2020
($ in thousands)	Qtr 4	Qtr 3	Qtr 2	Qtr 1	Qtr 4

Net claims paid: (1)
Total primary claims paid	$4,300	$5,330	$4,870	$6,611	$8,353
Total pool and other	(462)	991	(649)	(138)	70
Subtotal	3,838	6,321	4,221	6,473	8,423
Impact of commutations and settlements (2)	6,549	3,915	—	4,000	32,170
Total net claims paid	$10,387	$10,236	$4,221	$10,473	$40,593

Total average net primary claims paid (1) (3)	$47.8	$42.0	$46.8	$43.8	$46.9

Average direct primary claims paid (3) (4)	$49.1	$43.2	$48.4	$45.5	$48.5
(1)	Includes the impact of reinsurance recoveries and LAE.
(2)

Includes payments to commute mortgage insurance coverage on certain performing and non-performing loans. For the first quarter of 2021 and the fourth quarter of 2020, primarily includes payments made to settle certain previously disclosed legal proceedings.

(3)	Calculated without giving effect to the impact of commutations and settlements.
(4)	Before reinsurance recoveries.
	December 31,	September 30,	June 30,	March 31,	December 31,
($ in thousands, except per default amounts)	2021	2021	2021	2021	2020

Reserve for losses by category (1)
Mortgage reserves
Prime	$704,665	$763,071	$750,699	$751,100	$711,245
Alt-A and A minus and below	85,715	88,080	90,065	90,455	88,269
IBNR and other	2,886	3,788	5,464	6,626	9,966
LAE	19,859	21,400	21,180	21,212	20,172
Total primary reserves	813,125	876,339	867,408	869,393	829,652
Total pool reserves	9,826	11,413	13,085	13,175	14,163
Total 1st lien reserves	822,951	887,752	880,493	882,568	843,815
Other	185	269	270	270	292
Total Mortgage reserves	823,136	888,021	880,763	882,838	844,107
homegenius reserves	5,506	5,134	4,735	4,517	4,306
Total reserves	$828,642	$893,155	$885,498	$887,355	$848,413

Primary reserve per primary default excluding IBNR and other	$27,884	$25,822	$21,304	$17,219	$14,759
(1)	Includes ceded losses on reinsurance transactions, which are expected to be recovered and are included in the reinsurance recoverables reported in our condensed consolidated balance sheets.

Radian Group Inc. and Subsidiaries
Mortgage Supplemental Information - Default Statistics
Exhibit K

	December 31,	September 30,	June 30,	March 31,	December 31,
	2021	2021	2021	2021	2020
Default Statistics
Primary Insurance:
Prime
Number of insured loans	977,465	975,565	976,344	996,082	1,031,736
Number of loans in default	25,883	30,503	36,826	45,929	51,032
Percentage of loans in default	2.65%	3.13%	3.77%	4.61%	4.95%

Alt-A and A minus and below
Number of insured loans	21,738	22,843	24,205	25,282	26,208
Number of loans in default	3,178	3,292	3,638	4,177	4,505
Percentage of loans in default	14.62%	14.41%	15.03%	16.52%	17.19%

Total Primary
Number of insured loans	999,203	998,408	1,000,549	1,021,364	1,057,944
Number of loans in default	29,061	33,795	40,464	50,106	55,537
Percentage of loans in default	2.91%	3.38%	4.04%	4.91%	5.25%

Radian Group Inc. and Subsidiaries
Mortgage Supplemental Information - Reinsurance Programs
Exhibit L

	2021								2020
($ in thousands)	Qtr 4		Qtr 3		Qtr 2		Qtr 1		Qtr 4

Quota Share Reinsurance (“QSR”) and Single Premium QSR Programs
Ceded premiums written (1)	$(7,670)		$(1,304)		$(7,032)		$(2,852)		$(1,117)
% of premiums written	(2.9	) %	(0.5	) %	(2.8	) %	(1.1	) %	(0.4	) %
Ceded premiums earned	$3,116		$13,506		$13,491		$20,788		$29,510
% of premiums earned	1.1%		4.8%		4.8%		6.8%		8.6%
Ceding commissions written	$(8,232)		$(7,861)		$(2,362)		$(2,949)		$(3,847)
Ceding commissions earned (2)	$6,288		$7,087		$7,920		$10,407		$13,197
Profit commission	$20,290		$13,630		$17,935		$16,350		$18,406
Ceded losses	$(7,940)		$883		$(1,007)		$3,661		$7,106

Excess-of-Loss Program
Ceded premiums written	$20,508		$15,434		$18,524		$11,482		$15,240
% of premiums written	7.9%		6.1%		7.4%		4.4%		5.2%
Ceded premiums earned	$17,817		$16,581		$15,601		$12,154		$12,037
% of premiums earned	6.3%		5.9%		5.5%		4.0%		3.7%

Ceded RIF (3)
Single Premium QSR Program	$5,228,037		$5,439,056		$5,728,142		$6,147,808		$6,646,812
Excess-of-Loss Program	2,295,954		1,873,426		1,952,900		1,525,100		1,560,600
QSR Program	207,106		232,539		268,337		317,827		381,787
Total Ceded RIF	$7,731,097		$7,545,021		$7,949,379		$7,990,735		$8,589,199

PMIERs impact - reduction in Minimum Required Assets
Excess-of-Loss Program	$995,171		$659,151		$907,112		$673,957		$912,734
Single Premium QSR Program	314,183		328,339		355,115		388,536		423,712
QSR Program	12,541		14,116		16,545		19,378		22,712
Total PMIERs impact	$1,321,895		$1,001,606		$1,278,772		$1,081,871		$1,359,158
(1)	Net of profit commission.
(2)	Includes amounts reported in policy acquisition costs and other operating expenses. See Exhibit E for details.
(3)	Included in primary RIF.

FORWARD-LOOKING STATEMENTS

All statements in this press release that address events, developments or results that we expect or anticipate may occur in the future are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934 and the U.S. Private Securities Litigation Reform Act of 1995. In most cases, forward-looking statements may be identified by words such as “anticipate,” “may,” “will,” “could,” “should,” “would,” “expect,” “intend,” “plan,” “goal,” “contemplate,” “believe,” “estimate,” “predict,” “project,” “potential,” “continue,” “seek,” “strategy,” “future,” “likely” or the negative or other variations on these words and other similar expressions. These statements, which may include, without limitation, projections regarding our future performance and financial condition, are made on the basis of management’s current views and assumptions with respect to future events. These statements speak only as of the date they were made, and we undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. We operate in a changing environment where new risks emerge from time to time and it is not possible for us to predict all risks that may affect us. The forward-looking statements are not guarantees of future performance, and the forward-looking statements, as well as our prospects as a whole, are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in the forward-looking statements. These risks and uncertainties include, without limitation:

  the COVID-19 pandemic, which has created periods of significant economic disruption, high unemployment, volatility and disruption in financial markets, and required adjustments in the housing finance system and real estate markets. The COVID-19 pandemic has adversely impacted our businesses, and could further impact our business and subject us to certain risks, including those discussed in “Item 1A. Risk Factors—The COVID-19 pandemic has adversely impacted us, and its ultimate impact on our business and financial results will depend on future developments, which are highly uncertain and cannot be predicted, including the scope, severity and duration of the pandemic and actions taken by governmental authorities in response to the pandemic.” and the other risk factors in our Annual Report on Form 10-K for the year ended December 31, 2020 and in our subsequent reports and registration statements filed from time to time with the U.S. Securities and Exchange Commission;
  changes in economic conditions that impact the size of the insurable mortgage market, the credit performance of our insured mortgage portfolio and our business prospects;
  changes in the way customers, investors, ratings agencies, regulators or legislators perceive our performance, financial strength and future prospects;
  Radian Guaranty Inc.’s (“Radian Guaranty”) ability to remain eligible under the Private Mortgage Insurer Eligibility Requirements (the “PMIERs”) and other applicable requirements imposed by the Federal Housing Finance Agency (the "FHFA") and by Fannie Mae and Freddie Mac (collectively, the “GSEs”) to insure loans purchased by the GSEs;
  our ability to maintain an adequate level of capital in our insurance subsidiaries to satisfy existing and future regulatory requirements, including the PMIERs and any changes thereto and potential changes to the National Association of Insurance Commissioners Model Act;
  changes in the charters or business practices of, or rules or regulations imposed by or applicable to, the GSEs or loans purchased by the GSEs, which may include further changes in response to the COVID-19 pandemic, changes in furtherance of housing policy objectives such as the current FHFA focus on increasing the accessibility and affordability of homeownership for low-and-moderate income borrowers and minority communities, or changes in the requirements for Radian Guaranty to remain an approved insurer to the GSEs such as changes in the PMIERs or the GSEs’ interpretation and application of the PMIERs;
  the effects of the Enterprise Regulatory Capital Framework which, in the form finalized in December 2020, increases the capital requirements for the GSEs and reduces the credit they receive for risk transfer, and among other things, could impact the GSEs' operations and pricing as well as the size of the insurable mortgage market, and which may form the basis for future changes to the PMIERs;
  changes in the current housing finance system in the United States, including the roles of the Federal Housing Administration (the "FHA"), the GSEs and private mortgage insurers in this system;
  our ability to successfully execute and implement our capital plans, including our risk distribution strategy through the capital markets and traditional reinsurance markets, and to maintain sufficient holding company liquidity to meet our liquidity needs;
  our ability to successfully execute and implement our business plans and strategies, including plans and strategies that require GSE and/or regulatory approvals and licenses are subject to complex compliance requirements that we may be unable to satisfy, or may expose us to new risks including those that could impact our capital and liquidity positions;
  uncertainty from the upcoming discontinuance of LIBOR and transition to one or more alternative benchmarks that could cause interest rate volatility and, among other things, impact our investment portfolio, cost of debt and cost of reinsurance through mortgage insurance-linked notes transactions;
  any disruption in the servicing of mortgages covered by our insurance policies, as well as poor servicer performance, which could be impacted by the burdens placed on many servicers due to the COVID-19 pandemic;
  a decrease in the “Persistency Rates” (the percentage of insurance in force that remains in force over a period of time) of our mortgage insurance on monthly premium products;
  competition in the private mortgage insurance industry generally, and more specifically: price competition in our mortgage insurance business, including as a result of formulaic, granular risk-based pricing methodologies that are less transparent than historical rate-card-based pricing practices; and competition from the FHA and the U.S. Department of Veterans Affairs as well as from other forms of credit enhancement, such as GSE-sponsored alternatives to traditional mortgage insurance;
  legislative and regulatory activity (or inactivity), including the adoption of (or failure to adopt) new laws and regulations, or changes in existing laws and regulations, or the way they are interpreted or applied, including potential changes in tax law and other matters currently under consideration in the U.S. Congress;
  legal and regulatory claims, assertions, actions, reviews, audits, inquiries and investigations that could result in adverse judgments, settlements, fines, injunctions, restitutions or other relief that could require significant expenditures, new or increased reserves or have other effects on our business;
  the amount and timing of potential payments or adjustments associated with federal or other tax examinations;
  the possibility that we may fail to estimate accurately, especially in the event of an extended economic downturn or a period of extreme market volatility and economic uncertainty, the likelihood, magnitude and timing of losses in establishing loss reserves for our mortgage insurance business or to accurately calculate and/or project our Available Assets and Minimum Required Assets under the PMIERs, which will be impacted by, among other things, the size and mix of our insurance in force, the level of defaults in our portfolio, the reported status of defaults in our portfolio, including whether they are subject to mortgage forbearance, a repayment plan or a loan modification trial period granted in response to a financial hardship related to COVID-19, the level of cash flow generated by our insurance operations and our risk distribution strategies;
  volatility in our financial results caused by changes in the fair value of our assets and liabilities, including with respect to our use of derivatives and within our investment portfolio;
  changes in “GAAP” (accounting principles generally accepted in the U.S.) or “SAPP” (statutory accounting principles and practices including those required or permitted, if applicable, by the insurance departments of the respective states of domicile of our insurance subsidiaries) rules and guidance, or their interpretation;
  risks associated with investments to grow our existing businesses, or to pursue new lines of business or new products and services, including our ability and related costs to develop, launch and implement new and innovative technologies and digital products and services, and whether these products and services will receive broad customer acceptance;
  the effectiveness and security of our information technology systems and digital products and services, including the risk that these systems, products or services fail to operate as expected or planned or expose us to cybersecurity or third party risks, including due to malware, unauthorized access, cyber-attack, natural disasters or other similar events;
  our ability to attract and retain key employees; and
  legal and other limitations on amounts we may receive from our subsidiaries, including dividends or ordinary course distributions under our internal tax- and expense-sharing arrangements.

For more information regarding these risks and uncertainties as well as certain additional risks that we face, you should refer to “Item 1A. Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2020, and to subsequent reports and registration statements filed from time to time with the U.S. Securities and Exchange Commission. We caution you not to place undue reliance on these forward-looking statements, which are current only as of the date on which we issued this press release. We do not intend to, and we disclaim any duty or obligation to, update or revise any forward-looking statements to reflect new information or future events or for any other reason.

Contacts

For Investors:
John Damian - Phone: 215.231.1383
email: john.damian@radian.com

For Media:
Rashi Iyer - Phone 215.231.1167
email: rashi.iyer@radian.com